EXHIBIT 99.1

American Power Conversion Announces Cash Repatriation Plans

WEST KINGSTON, R.I. -- December 7, 2005 -- American Power Conversion (Nasdaq: APCC) (APC) today announced that under the American Jobs Creation Act it plans to repatriate $500 million in cash from certain of its foreign subsidiaries during the fourth quarter 2005.

The Company expects this action to result in $20 million or $0.10 per diluted share of additional fourth quarter 2005 income tax expense.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. The factors that could cause actual results to differ materially include the Company’s ability to accurately estimate the incremental income tax expense and the factors described in the Company’s filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure™, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $1.7 billion for the year ended December 31, 2004, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company. All trademarks are the property of their owners. Additional information about APC and its global end-to-end solutions is available at www.apc.com or by calling 800-877-4080.

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For more information contact:
Investors: Debbie Hancock, APC director, investor relations, 401-789-5735, ext. 2994, debbie.hancock@apcc.com

Media: Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693, chet.lasell@apcc.com